Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the shares of Common Stock, $0.01 par value per share, of OFS Capital Corporation and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an Exhibit 99.1 to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Date: July 5, 2023

ORCHARD FIRST SOURCE ASSET MANAGEMENT HOLDINGS, LLC, a Delaware limited liability company

By: Orchard First Source Capital, Inc., its Manager

By:	/s/ Tod K. Reichert
Name:	Tod K. Reichert
Title:	Managing Director

OI3, LLC, a Delaware limited liability company

By: Orchard Capital Corporation, its Manager

By:	/s/ Nicholas V. Morosoff
Name:	Nicholas V. Morosoff
Title:	Officer of Manager

ORCHARD CAPITAL CORPORATION, a California corporation

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	President

THE OI3 2019 TRUST

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	Investment Trustee

ORCHARD INVESTMENTS, LLC, a Delaware limited liability company

By: Orchard Capital Corporation, its Manager

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	President

/s/ Richard S. Ressler
Richard S. Ressler, Individually
[Signature Page to Joint Filing Agreement to SEC Schedule 13D for OFS Capital Corporation]